Exhibit 99.1

     Point Therapeutics Begins Trading on the NASDAQ SmallCap Market System

     BOSTON--(BUSINESS WIRE)--April 2, 2004--Point Therapeutics (NASDAQ: POTP) today announced that its application to list its Common Stock on the NASDAQ SmallCap Market has been approved. The Company will begin trading on the NASDAQ SmallCap Market today under the symbol "POTP."
     "We are very pleased to be moving to the NASDAQ SmallCap Market," said Don Kiepert, Point Therapeutics' president and chief executive officer. "This represents another significant milestone for the Company and should provide us with improved liquidity as well as increased visibility to healthcare investors."

     About Point Therapeutics, Inc.:

     Point is a Boston-based biopharmaceutical company developing small molecule drugs for the treatment of a variety of cancerous tumors and certain hematopoietic disorders. Point's lead product candidate, PT-100, has the potential to inhibit the growth of certain cancerous tumors.
     In 2004, Point expects to initiate four Phase 2 clinical studies in three different oncology indications. The first Phase 2 study has been initiated and is evaluating PT-100 in combination with Taxotere(R) in patients with non-small cell lung cancer. The other planned trials will study PT-100 in metastatic melanoma in combination with cisplatin, as a single-agent therapeutic in metastatic melanoma, and in chronic lymphocytic leukemia in combination with Rituxan(R). Point is currently testing PT-100 in combination with Rituxan(R) in a Phase 1 human clinical study in patients with hematologic malignancies, such as non-Hodgkin's lymphoma. Point is also developing PT-100 as a potential therapy for the treatment of hematopoietic disorders caused by chemotherapy treatments.

     Certain statements contained herein are not strictly historical and are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. This information includes statements on the prospects for our drug development activities and results of operations based on our current expectations, such as statements regarding certain milestones with respect to our clinical program and our product candidates. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as "believe," "expect," "may," "will," "should," "seeks," "plans," "schedule to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statement, including, but not limited to, the ability of Point to (i) successfully develop products, (ii) obtain the necessary governmental approvals, (iii) effectively commercialize any products developed before its competitors and (iv) obtain and enforce intellectual property rights, as well as the risk factors described in Point's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the Securities and Exchange Commission on March 16, 2004 and from time to time in Point's other reports filed with the Securities and Exchange Commission.

    CONTACT: Point Therapeutics
             Richard N. Small, 617-933-2136
             or
             Investor Relations:
             The Trout Group
             Ritu Baral, 212-477-4007 Ext. 25